Exhibit 11: Statement re: Computation of Earnings Per Share

The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of dilutive potential common stock. Weighted average number of shares for all periods reported has been restated to give effect to the common stock dividend that occurred in 2001. Potential dilutive common stock had no effect on income available to common shareholders.

Quarter Ended September 30,	2002		2001

		Per Share		Per Share
	Shares	Amount	Shares	Amount

Basic earnings per share	2,115,102	$0.41	1,252,602	$0.17

Effect of dilutive securities, stock options	82,189		25,200

Diluted earnings per share	2,197,291	$0.40	1,277,802	$0.16

Net Income utilized in the earnings per share calculations above:	$876,000		$211,000

Nine Months Ended
September 30,	2002		2001

		Per Share		Per Share
	Shares	Amount	Shares	Amount

Basic earnings per share	2,115,102	$0.75	1,249,595	$0.40

Effect of dilutive securities, stock options	61,847		26,082

Diluted earnings per share	2,176,949	$0.73	1,275,677	$0.39

Net Income utilized in the earnings per share calculations above:	$1,596,000		$499,000